SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

POPE & TALBOT, INC.
(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

POPE & TALBOT, INC. 1500 S.W. First Avenue Portland, Oregon 97201

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 2, 2002

We cordially invite you to attend the Annual Meeting of Shareholders of Pope & Talbot, Inc. (the “Company”), a Delaware corporation, to be held at the RiverPlace Hotel, 1510 Southwest Harbor Way, Portland, Oregon on Thursday, May 2, 2002, at 1:30 p.m., for the following purposes:

1.	To elect three persons to the Board of Directors of the Company to serve for a term of three years;

2.	To ratify the selection of independent public accountants for 2002; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 8, 2002 are entitled to receive notice of and to vote at the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you currently intend to be present personally at the Annual Meeting, you are urged to complete, date, sign and return the accompanying proxy in the enclosed, self-addressed envelope requiring no postage if mailed in the United States. You may still vote in person if you attend the Annual Meeting.

/s/ MICHAEL FLANNERY

Chairman, President and
Chief Executive Officer

Portland, Oregon
March 29, 2002

PROXY STATEMENT

General

The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting to be held on May 2, 2002 and at any adjournment thereof. You may revoke it at any time before its use by a written communication to Maria M. Pope, Vice President, Chief Financial Officer and Secretary of the Company, or by a duly executed proxy bearing a later date. Shareholders attending the Annual Meeting may vote their shares in person even though they have already submitted a proxy. Properly executed proxies not revoked will be voted in accordance with the specifications thereon at the Annual Meeting and at any adjournment thereof.

Only shareholders of record at the close of business on March 8, 2002 are entitled to vote at the Annual Meeting. On that date, the Company had 15,620,289 outstanding shares of common stock entitled to vote. Each share is entitled to one vote except that the election of directors will be conducted pursuant to cumulative voting. Under cumulative voting, each share of common stock is entitled to one vote multiplied by the number of directors to be elected, and that number of votes may be cast for one director or may be distributed among any number of directors as designated by the shareholder or his or her proxy. The Company intends to mail this proxy statement and proxy card, together with the 2001 Annual Report, to its shareholders on March 29, 2002.

Shares of common stock represented by proxies in the accompanying form that are properly executed and returned to the Company will be voted at the Annual Meeting in accordance with the shareholders’ instructions contained in such proxies. Where no such instructions are given, the shares will be voted for the election of directors, as described herein, for ratification of Arthur Andersen LLP as the Company’s independent public accountants for 2002, and at the discretion of the proxy holders, on such other matters as may come before the Annual Meeting.

A majority of the shares of the Company’s common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. In all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be required. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Abstentions and broker nonvotes are each included in the number of shares present for quorum purposes. Abstentions, which may be specified on all proposals other than the election of directors, are counted in tabulations of the votes cast on proposals presented to shareholders and will have the same effect as negative votes, whereas broker nonvotes are not counted for purposes of determining whether a proposal has been approved.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors presently consists of nine directors divided into three classes serving staggered three-year terms. Three directors are to be elected at the Annual Meeting, each to hold office until the 2005 Annual Meeting of Shareholders and until a successor has been elected and qualified. Six directors will continue to serve in accordance with their prior elections. Unless otherwise instructed, the proxy holders named on the enclosed proxy card intend to use the cumulative voting right described above to distribute the votes represented by proxies in such proportion as they shall determine between the three nominees or their substitutes so as to elect the maximum number of such persons. The Board of Directors expects that all of these nominees will be available for election, but if any of these nominees is not so available at the time of the Annual Meeting, proxies received will be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors unanimously recommends a vote for election of all of the nominees as directors.

Certain Information Regarding Directors and Officers

The names of the nominees and the directors continuing in office, their ages, the year each first became a director, their principal occupations during at least the last five years and other directorships held by each are set forth below:

Nominees For Election To The Board Of Directors

For a Three-Year Term Expiring in 2005

Lionel G. Dodd, age 62, has been a director of the Company since 1999. Mr. Dodd is also a member of the Board’s Audit Committee. Mr. Dodd is an independent consultant. Mr. Dodd was the President and Chief Executive Officer of Versacold Corporation, a temperature sensitive food logistics company based in Vancouver, British Columbia, from May 1996 until January 2000. He was previously the Chief Operating Officer of Olympia and York Enterprises, based in Toronto from June 1988 to April 1993.

Kenneth G. Hanna, age 65, has been a director of the Company since 1998. Mr. Hanna is also a member of the Board’s Human Resources and Nominating Committee. Mr. Hanna is a lawyer and independent consultant. From September 1996 until his retirement in September 1999, Mr. Hanna was the President and Chief Executive Officer of Aber Diamond Corporation, a Canadian diamond development company. He was a partner with Hanna Heppel Bell & Visosky, corporate finance lawyers, from 1992 to 1997.

Robert Stevens Miller, Jr., age 60, has been a director of the Company since 1993. Mr. Miller is also Chairman of the Board’s Human Resources and Nominating Committee and a member of the Audit Committee. In 2001, Mr. Miller was named Chairman and CEO of Bethlehem Steel Corporation, an integrated steel producer. Prior to that, he was Chairman of Federal-Mogul Corporation, an automotive parts manufacturer. In 2000, Mr. Miller was a strategic advisor to the Chairman of Aetna, Inc. From November 1999 to February 2000, he was President and a director of Reliance Group Holdings, an insurance holding company. During 1997 and 1998, he was the Chairman of the Board of Waste Management, Inc., an international provider of waste management services. Since September 1996, Mr. Miller has been the Vice Chairman of the Board of Washington Group, Inc. (formerly Morrison Knudsen

Corporation), an engineering and construction company, and from April 1995 to September 1996 he was the Chairman of the Board. Mr. Miller is also a director of Bethlehem Steel, Federal Mogul Corporation, Symantec, Inc., Waste Management, Inc., and Washington Group.

Members Of The Board Of Directors Continuing In Office

Term Expiring in 2003

Gordon P. Andrews, age 45, has been a director of the Company since 1994. Mr. Andrews is also a member of the Board’s Audit and Human Resources and Nominating Committees. Since 1982, Mr. Andrews has been associated with Andrews Associates, Inc., a management consulting firm, as a director and in various management positions. He has been the President of Andrews Associates, Inc. since 1993. Mr. Andrews was Vice President of Institutional Sales for Shearson Lehman Brothers from 1990 to 1992.

Peter T. Pope, age 67, has been a director of the Company since 1962. From 1971 until his retirement on July 31, 1999, Mr. Pope was Chief Executive Officer of the Company. He continued to serve as Chairman of the Board until July 31, 2000, a position he held since 1971. From 1990 to September 1995, he was also President of the Company. Mr. Pope is also a director of Newhall Land and Farming Company, a California real estate development company, and Pope MGP, Inc. and Pope EGP, Inc., the two corporate general partners of Pope Resources. Pope Resources, a limited partnership unrelated to Pope & Talbot, Inc., manages timberlands and develops real estate. Mr. Pope is the father of Maria M. Pope, Vice President, Chief Financial Officer and Secretary of the Company.

David J. Barram, age 58, has been a director of the Company since April 2001. Mr. Barram is also a member of the Board’s Audit Committee. In 1996 he was appointed Administrator of the General Services Administration by President Clinton and served until 2001. From 1993 to 1996 he was Deputy Secretary and Chief Operating Officer with the U.S. Department of Commerce. During the 24 years prior to his governmental affiliations, Mr. Barram was the Chief Financial Officer at both Apple Computer and Silicon Graphics, computer manufacturers.

Term Expiring in 2004

Charles Crocker, age 63, has been a director of the Company since 1986. Mr. Crocker is also Chairman of the Board’s Audit Committee and a member of the Human Resources and Nominating Committee. Mr. Crocker is Chairman of the Board and CEO of BEI Technologies, Inc. a diversified electronics company specializing in electronic sensors and motion control products; he also served as President of BEI Technologies, Inc. from September 1997 to May 2000. Also since September 1997, Mr. Crocker has served as Chairman of the Board of BEI Medical Systems Company, a medical device company specializing in diagnostic and therapeutic products for the women’s health care market. From 1974 until September 1997, Mr. Crocker served as Chairman of the Board of BEI Electronics, Inc., a diversified technology firm. He has been President of Crocker Capital, a private venture capital firm, since 1985. Mr. Crocker is also a director of Fiduciary Trust Company International.

Michael Flannery, age 58, has been a director of the Company since September 1995, when he was also elected President of the Company. In August 1999, he became President and Chief Executive Officer of the Company, and in August 2000 he became Chairman of the Board. From August 1987 to September 1995, he was Group Vice President of Wood Products for the Company.

Robert G. Funari, age 53, has been a director of the Company since April 2001. Mr. Funari is a member of the Human Resources and Nominating Committee. Mr. Funari has served as Chief Executive Officer for Syncor International Corporation, a pharmacy services company specializing in radiopharmaceutical products, since July 1996 and as President of Syncor since January 1996. He joined Syncor in August 1993 as Executive Vice President and Chief Operating Officer. Prior to joining Syncor, Mr. Funari was Executive Vice President and General Manager for McKesson Drug Company.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information, as of January 31, 2002, regarding the number of shares of the common stock of the Company beneficially owned by each director, by each of the executive officers named in the Summary Compensation Table below, and by all directors and executive officers as a group. Except as otherwise noted, the directors and named executive officers and all directors and officers as a group have sole voting and investment power with respect to the shares listed.

	Amount and Nature of Beneficial Ownership
Name of Individual or Identity of Group	Currently Owned		Options Exercisable Within 60 Days of January 31, 2002	Total	Percent of Outstanding Common Stock
Gordon P. Andrews	209,784	(1)	23,728	233,512	1.5%
David J. Barram	-		3,000	3,000	(6)
Charles Crocker	1,000		16,845	17,845	(6)
Angel M. Diez	2,500		23,862	26,362	(6)
Lionel G. Dodd	1,000		16,439	17,439	(6)
Michael Flannery	60,615	(2)	176,376	236,991	1.5%
Abram Friesen	7,800		27,600	35,400	(6)
Robert G. Funari	-		6,971	6,971	(6)
Kenneth G. Hanna	10,000	(3)	17,669	27,669	(6)
Robert Stevens Miller, Jr.	1,000	(2)	24,691	25,691	(6)
Maria M. Pope	67,466	(4)	41,959	109,425	(6)
Peter T. Pope	362,864	(5)	189,068	551,932	3.5%

All directors and executive officers as a group (12 persons)	724,029		568,208	1,292,237	8.0%

(1)
Includes 30,308 shares for which Mr. Andrews is co-trustee for his children and 27,420 shares for which his wife is trustee for his children. Mr. Andrews is Emily T. Andrews’ son. See “Beneficial Ownership of Over 5% of Pope & Talbot Common Stock.”

(2)	Investment and voting power shared with his wife.

(3)	Shares are held by an entity of which Mr. Hanna is the controlling shareholder.

(4)	Includes shares held jointly with Ms. Pope’s husband. Also includes 6,931 shares held in trust for the benefit of her children of which she is trustee.

(5)
Includes 80,000 shares for which Mr. Pope shares investment and voting power with Emily T. Andrews and for which he disclaims beneficial ownership. Refer to Emily T. Andrews in the table disclosing Beneficial Ownership of Over 5% of Pope & Talbot Common Stock. Also includes 20,845 shares owned by his wife to which he disclaims beneficial ownership.

(6)	Less than 1% of the outstanding common stock.

INFORMATION ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors has as its two standing committees, the Audit Committee and the Human Resources and Nominating Committee. These committees are composed entirely of non-employee directors.

The Audit Committee is currently composed of Charles Crocker, Chairman, Gordon P. Andrews, David J. Barram, Lionel G. Dodd, and Robert Stevens Miller, Jr. The Audit Committee monitors, on a periodic basis, the performance of the independent public accountants and recommends their engagement or dismissal to the Board of Directors. It also reviews with the independent public accountants the scope and results of their audits and their independence with respect thereto and the adequacy of the Company’s accounting and financial controls.

The Human Resources and Nominating Committee is currently composed of Robert Stevens Miller, Jr., Chairman, Gordon P. Andrews, Charles Crocker, Robert G. Funari and Kenneth G. Hanna. The Human Resources and Nominating Committee generally performs the functions of a compensation committee and recommends salary, incentive compensation and bonus arrangements for the Company’s senior management to be implemented by the Board of Directors. The Human Resources and Nominating Committee has sole authority to administer the Company’s stock option plan and make grants or awards thereunder. It also has the responsibility to make recommendations to the Board of Directors on the Board’s compensation and on nomination of Board members. The Human Resources and Nominating Committee will also consider director nominees suggested by shareholders in writing to the Corporate Secretary.

The Board of Directors held six meetings during 2001. The Audit Committee held five meetings, and the Human Resources and Nominating Committee held four meetings. Each current director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board during the period in which he was a director, and (ii) the number of meetings held by all the committees of the Board on which he served.

DIRECTOR REMUNERATION

Each director of the Company, except Mr. Flannery, is paid an annual retainer fee of $20,000 per year. In addition, each director, except Mr. Flannery, is paid $1,000 for every Board meeting attended plus $1,000 for each meeting of a standing committee of the Board attended. Directors who are also chairmen of each standing committee are paid an additional retainer of $3,000 per year.

To better align director and shareholder interest, a Special Non-Employee Director Stock Retainer Fee Plan was established in 1996. Under this plan, non-employee Board members may apply all or a portion of their annual retainer on a quarterly basis to the acquisition of options to purchase shares of the Company’s common stock. The number of shares covered by such options is determined by dividing the amount of retainer fees to be applied by the Black-Scholes formula value for the option. Such options have an exercise price equal to the fair market value of the common stock on the grant date. Each option has a term of 10 years and is exercisable immediately upon grant. Messrs. Andrews, Dodd, Miller and Pope elected to apply all of their 2001 annual retainer fees to the acquisition of options, and each therefore received four stock option grants for an aggregate of 4,059 shares, with an average exercise price of $13.59 per share. Mr. Crocker elected to apply half of his 2001 retainer fees to the acquisition of options, and he therefore received four stock option grants for an aggregate of 2,029 shares with an average exercise price of $13.59 per share. Mr. Funari elected to apply all of his 2001 annual retainer fees to the acquisition of options, and he therefore received two stock option grants for an aggregate of 3,008 shares with an average exercise price of $13.00 per share.

Under the automatic option grant program in effect under the Company’s 1996 Non-employee Director Stock Option Plan (the “Director Plan”), an individual who first becomes a non-employee member of the Board will receive an automatic option grant for 3,000 shares of the Company’s common stock upon commencement of Board service, and each individual with six or more months of Board service will receive an automatic option grant for an additional 3,000 shares at each Annual Meeting of Shareholders at which he continues to serve as a non-employee Board member, whether or not he is standing for re-election at that particular meeting. Each option has a term of 10 years and is exercisable immediately upon grant. On April 26, 2001, the date of the 2001 Annual Meeting of Shareholders, each non-employee Board member received an automatic option grant under the Director Plan for 3,000 shares of common stock with an exercise price of $12.58 per share, the fair market value per share of common stock on the grant date.

No other compensation is paid to the non-employee members of the Board with respect to their service on the Board.

BENEFICIAL OWNERSHIP OF OVER 5% OF POPE & TALBOT COMMON STOCK

The following table lists beneficial owners of more than 5% of Pope & Talbot, Inc. common stock as of December 31, 2001.

	Voting Power			Investment Power
	Sole	Shared		Sole	Shared		Total	Percent of Class
Emily T. Andrews(1) 600 Montgomery Street San Francisco, CA 94111	867,115	80,000	(2)	867,115	80,000	(2)	947,115	6.1%

Dimensional Fund Advisors, Inc.(3) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,034,221	-		1,034,221	-		1,034,221	6.6%

DePrince, Race & Zollo, Inc.(4) 201 S. Orange Avenue, Suite 850 Orlando, FL 32801	1,489,140	-		1,489,140	-		1,489,140	9.5%

Norske Skog Canada Limited(5) 9th Floor, 700 West Georgia Street Vancouver, BC V7Y 1J7 Canada	1,750,000	-		1,750,000	-		1,750,000	11.2%

(1)	Emily T. Andrews is the mother of Gordon P. Andrews. See the table disclosing Security Ownership of Management.

(2)	Represents shares for which Ms. Andrews shares voting and investing power with Mr. Pope and for which she disclaims beneficial ownership. See the table disclosing Security Ownership of Management.

(3)	Information regarding ownership of Dimensional Fund Advisors, Inc. is based solely on information provided as of December 31, 2001 in a Schedule 13G filed by the shareholder.

(4)	Information regarding ownership of DePrince, Race & Zollo, Inc. is based solely on information provided as of December 31, 2001 in a Schedule 13G filed by the shareholder.

(5)
The shares owned by Norske Skog Canada Limited (“Norske”) reflected in the table above (the “Consideration Shares”) were acquired from the Company as part of the consideration paid by the Company for the acquisition of the Mackenzie pulp mill from Norske on June 15, 2001. In the acquisition agreement, Norske agreed (a) not to acquire any additional Company shares for two years, (b) not to tender Consideration Shares, grant proxies on Consideration Shares or sell Consideration Shares to other companies in the wood products, pulp or paper industries other than pursuant to transactions approved by the Company’s Board of Directors, (c) not to sell more than 100,000 Consideration Shares per month on the New York Stock Exchange, other than pursuant to block trades of over 50,000 shares per trade subject to an overall limit of 400,000 Consideration Shares per month, and (d) not to sell Consideration Shares at prices lower than 10% to 15% below current market prices. These restrictions will all terminate once Norske owns less than 250,000 Consideration Shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table sets forth the compensation earned by the Company’s Chief Executive Officer and each of the Company’s other executive officers as of December 31, 2001, for services rendered in all capacities to the Company and its subsidiaries for each of the last three years in which such person served as an executive officer. The individuals named in such table will be subsequently referred to as the “Named Executive Officers.”

Summary Compensation Table

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary(1)	Bonus(1)	Other Annual Compensation	Options/ SARs(#)	LTIP Payouts		All Other Compensation(2)

Michael Flannery	2001	$521,946	$-	-	86,000	$42,290	(3)	$ 5,100
Chairman, President and	2000	504,298	494,984	-	86,000	52,001	(3)	5,100
Chief Executive Officer	1999	413,444	344,470	-	54,193	-		5,000

Maria M. Pope	2001	236,714	-	-	20,000	-		5,100
Vice President and	2000	227,670	172,963	-	30,000	-		5,100
Chief Financial Officer	1999	177,462	125,366	-	30,732	-		5,000

Abram Friesen	2001	231,846	-	-	20,000	-		5,100
Vice President-General Manager	2000	224,006	76,560	-	20,000	-		5,100
Wood Products	1999	216,430	180,000	-	20,000	-		5,000

Angel M. Diez(4)	2001	224,957	-	-	40,000	-		5,100
Vice President-General Manager	2000	-	-	-	-	-		-
Pulp Products	1999	-	-	-	-	-		-

(1)	Includes salary and bonus deferred under the Company’s Tax Deferred Savings Plan.

(2)	Consists of contributions made by the Company to the Tax Deferred Savings Plan on behalf of each Named Executive Officer.

(3)
Mr. Flannery received a long-term incentive award on September 9, 1999 when the market price of the Company’s common stock was $12.125. Stock price targets of $14.55 (120% of $12.125), $17.46 (120% of $14.55) and $20.95 (120% of $17.46) were established under the award. Under the terms of the award, if and when the Company’s common stock closes at or above each of the target price levels for 20 consecutive trading days, Mr. Flannery is issued a number of shares of restricted common stock determined by dividing $260,000 by the closing price of the common stock on the 20th trading day. The restricted shares are subject to forfeiture upon termination of employment and vest for 10% of the shares on the date of issuance and for an additional 10% on each anniversary thereof until fully vested. All restricted shares will vest if there is an “involuntary termination” of Mr. Flannery’s employment within 18 months of a “change in control,” as those terms are defined in the Company’s form of severance agreement. See “Employment Contracts, Change in Control Arrangements and Retirement Arrangements.” During 2000, the first two price targets under the award were met and Mr. Flannery was issued 16,640 shares on January 26, 2000 and 13,640 shares on March 23, 2000. The amount in the table above for 2000 represents the value as of the date of issuance of the shares that vested immediately upon issuance. The amount in the table above for 2001 represents the value as of the vesting date of the shares that vested in 2001. As of December 31, 2001, Mr. Flannery held a total of 24,224 unvested restricted shares with a value of $345,192 based on the closing market price of the Company common stock on the last trading day of 2001. Dividends are paid on the restricted shares.

(4)	Mr. Diez became Vice President – General Manager, Pulp Products in February 2001.

Stock Option Grants

The following table contains information concerning the grants of stock options to the Named Executive Officers in 2001.

Option Grants in 2001

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price (Per Share)	Grant Date	Expiration Date

Name						5%	10%
Michael Flannery	86,000	35%	$14.80	02/15/01	02/14/11	$800,457	$2,028,515
Maria M. Pope	20,000	8%	$14.80	02/15/01	02/14/11	186,153	471,748
Abram Friesen	20,000	8%	$14.80	02/15/01	02/14/11	186,153	471,748
Angel M. Diez	40,000	16%	$14.80	02/15/01	02/14/11	372,306	943,496

(1)
Options become exercisable for the option shares in 5 equal installments on the first 5 anniversaries of the grant date. Each option becomes immediately exercisable for all of the option shares in the event the Company is acquired by merger or sale of substantially all of the Company’s assets or outstanding common stock, unless the option is assumed or otherwise replaced by the acquiring entity. Under the terms of executive severance agreements, upon the termination of the optionee’s employment within 18 months after (i) an acquisition of the Company which does not otherwise result in the immediate acceleration of the option or (ii) any hostile change in control of the Company effected by tender offer for 25% or more of the outstanding common stock or proxy contest for Board membership, each option will become immediately exercisable for all of the option shares. Option acceleration under the executive severance agreements will, however, in all instances be limited so as to avoid excess parachute payments under the federal tax laws. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s cessation of service with the Company.

(2)
The potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their maximum 10-year term, assuming the specified compounded rates of appreciation on the Company’s common stock over the option term. However, there is no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level.

Option Exercises and Holdings

The following table sets forth information with respect to the Named Executive Officers concerning exercised options during 2001 and unexercised options held as of that fiscal year-end.

Aggregated Option Exercises in Last Fiscal Year
and FY-End Option Values

	Shares Acquired on Exercise	Value Realized (Market Price at Exercise Less Exercise Price)	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised in-the-Money Options at FY-End(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael Flannery	-	-	138,857	193,316	$147,093	$220,644
Maria M. Pope	-	-	24,833	65,299	67,571	101,350
Abram Friesen	-	-	15,600	51,000	24,000	72,000
Angel M. Diez	-	-	16,131	52,491	7,200	21,600

(1)	Based upon the market price of $14.25 per share, which was the closing selling price of the Company’s common stock on the last day of the 2001 fiscal year, less the exercise price payable per share.

Pension Plans

The following table shows the estimated annual pension benefits payable in the aggregate to a covered participant as a single life annuity beginning at normal retirement age (age 65) under the Company’s qualified defined benefit pension plan and the Company’s Supplemental Executive Retirement Income Plan which provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code and other applicable limitations on qualified plan benefits. The estimated benefits are based upon the remuneration that is covered under the plans and years of service with the Company and its subsidiaries and are not subject to offsets for Social Security retirement benefits.

Pension Plan Table

Final Average Salary	Years of Service
	15	20	25	30	35
$100,000	$ 24,030	$ 32,040	$ 40,050	$ 42,550	$ 45,050
125,000	31,530	42,040	52,550	55,675	58,800
150,000	39,030	52,040	65,050	68,800	72,550
175,000	46,530	62,040	77,550	81,925	86,300
200,000	54,030	72,040	90,050	95,050	100,050
225,000	61,530	82,040	102,550	108,175	113,800
250,000	69,030	92,040	115,050	121,300	127,550
300,000	84,030	112,040	140,050	147,550	155,050
350,000	99,050	132,040	165,050	173,800	182,550
400,000	114,030	152,040	190,050	200,050	210,050
450,000	129,030	172,040	215,050	226,300	237,550
500,000	144,030	192,040	240,050	252,550	265,050

A participant’s compensation covered by the Company’s pension plan is his or her average salary for the five consecutive calendar plan years within the last 10 years of the participant’s career for which such average is the highest or, in the case of a participant who has been employed for fewer than five full calendar years, the period of his or her employment with the Company. Covered compensation estimated for Named Executive Officers as of the end of the last calendar year is as follows: Mr. Flannery, $433,332; Mr. Friesen, $221,598; Ms. Pope, $176,729; and Mr. Diez, $168,734. The estimated years of service for each Named Executive Officer is as follows: Mr. Flannery, 15 years; Mr. Friesen, 14 years; Ms. Pope, 6 years; and Mr. Diez, 10 years.

Employment Contracts, Change in Control Arrangements and Retirement Arrangements

The Company does not have any employment agreements with any of the Named Executive Officers. However, the Company has entered into severance agreements with each of the Named Executive Officers. Under the severance agreements, the executive officers will be entitled to certain benefits if their employment is involuntarily terminated (other than for cause) within 18 months following a “change in control” (as defined in the severance agreements) of the Company. Involuntary termination is defined in each severance agreement as the officer’s involuntary dismissal (other than for cause) by the Company or the officer’s resignation in connection with a material reduction in the officer’s duties, a reduction in the officer’s level of compensation by more than 20% or a relocation of the officer’s principal place of employment by more than 50 miles.

Upon such an involuntary termination, the officer will be entitled to the following severance benefits: (i) a cash severance payment equal to two times the officer’s annual rate of base salary plus one times the officer’s target bonus for the year in which such termination occurs, (ii) accelerated vesting of all outstanding stock options and (iii) continued health care coverage for the officer and eligible dependents for up to 18 months at the Company’s expense. However, the total benefit package (as valued under the federal parachute tax laws and regulations) will be limited to 2.99 times the officer’s average W-2 wages from the Company for the five calendar years immediately preceding the calendar year in which the change in control occurs. This limitation is designed to prevent the benefit package from becoming an excess parachute payment under the federal tax laws.

Each severance agreement contains a detailed procedure for valuing the officer’s total benefit package and determining whether or not the total value of the package exceeds the parachute payment limitation. In no event, however, will benefits be reduced if they are found to represent reasonable compensation for the officer’s services with the Company before involuntary termination.

In the event benefits were to become due in the year ending December 31, 2002 under the severance agreements currently in effect for the Named Executive Officers, the maximum amounts payable would be as follows: Mr. Flannery, $1,928,866; Mr. Friesen, $1,004,870; Ms. Pope, $696,361; and Mr. Diez, $617,237.

In 1999, Peter T. Pope waived his vested right to receive retirement benefits under the Company’s Supplemental Executive Retirement Income Plan. These benefits would have paid $81,264 to him per year for life and then half of that amount to his surviving spouse for her life. Also in 1999, the Company entered into a split-dollar life insurance agreement with Maria M. Pope as trustee of a trust for the benefit of Mr. Pope’s grandchildren (the “Trust”). Under this agreement, the Company will pay the premiums on a life insurance policy obtained by the Trust on the lives of Mr. Pope and his wife. The premiums equal $229,261 per year for seven years, or total premiums of $1,604,827. All premiums paid by the Company will be reimbursed by the Trust, without interest, in 2015 or earlier upon the death of Mr. Pope and his wife.

REPORT OF THE HUMAN RESOURCES AND NOMINATING COMMITTEE

EXECUTIVE COMPENSATION REPORT

The Human Resources and Nominating Committee of the Board of Directors has furnished the following report on executive compensation.

It is the duty of the Human Resources and Nominating Committee to set the base salary of the Company’s executive officers and to administer the Company’s Employee Stock Option Plan under which grants may be made to such officers and other key employees. In addition, the Human Resources and Nominating Committee administers the Company’s Executive Incentive Plan under which the Company’s executive officers and other key employees may earn bonuses each year based upon individual performance and the Company’s attainment of specified performance goals.

General Compensation Policy

The fundamental policy of the Human Resources and Nominating Committee in compensation matters is to offer the Company’s executive officers competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is an objective of this policy to have a substantial portion of each officer’s total annual compensation contingent upon the achievement of earnings targets and performance goals while aligning management’s interest with stockholders’ interest. Accordingly, each executive officer’s compensation package is composed of three elements: (i) base salary that is designed primarily to be competitive with base salary levels in effect both at companies within the forest products industry that are of comparable size to the Company and at companies outside of such industry with which the Company competes for executive talent; (ii) annual variable performance awards payable in cash and tied to the achievement of financial and other performance goals, established by the Human Resources and Nominating Committee; and (iii) long-term stock-based incentive awards that strengthen the mutuality of interests between the executive officers and the Company’s shareholders. As an employee’s level of responsibility and accountability within the Company increases over time, a greater portion of his or her total compensation is intended to be dependent upon Company and personal performance and stock price appreciation rather than upon base salary.

To facilitate the implementation of these policies, the Human Resources and Nominating Committee has in the past employed, and expects to continue to employ, the services of a nationally recognized, independent compensation consulting firm.

The principal factors that were considered by the Human Resources and Nominating Committee in establishing the components of each officer’s compensation package for 2001 are summarized below:

•
Base Salary.    The base salary for each executive officer is determined on the basis of internal comparability considerations and the base salary levels in effect for comparable positions at comparable companies, both inside and outside the industry. Within the forest products industry the peer group consists of 55 companies of which 15 are included in the Value Line Paper and Forest Products Index, which is included in the stock price performance graph on page 15. The base salary level for executive officers is generally at the median level determined for such individuals on the basis of the external salary data provided to the Human Resources and Nominating Committee by the independent compensation consulting firm. Salaries are reviewed on an annual basis, with adjustments to each executive officer’s base salary based upon salary increases paid by the Company’s competitors, changes in duties and individual performance.

•
Annual Incentive Compensation.    An annual bonus may be earned by each executive officer under the terms of the Executive Incentive Plan, provided the Company’s earnings for the fiscal year exceed 4% of shareholder equity, as measured at the start of that year. Bonuses under this program are based on the following factors: (i) the extent to which the company-wide financial performance objective was obtained; (ii) earnings achieved at the division level, for those executives who are division leaders rather than corporate officers; and (iii) personal performance. The target bonus for each executive officer was established by the Human Resources and Nominating Committee at the start of the year, with the target bonus per executive officer set at 35% to 50% of base salary (in accordance with his or her position at the Company) and the maximum bonus limited to a range between 70% and 100% of base salary for the year. The Company did not meet the minimum financial performance threshold for 2001 and therefore, no cash incentive bonus payments were made.

•
Long-Term Incentive Compensation.    In February 2001, the Human Resources and Nominating Committee approved the grants of stock options to each of the Company’s executive officers under the Company’s Employee Stock Option Plan (see the table titled “Option Grants in 2001” on page 9). These grants are designed to align the interest of each executive officer with those of the Company’s shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The option grant to each executive officer for the 2001 fiscal year was based on a competitive median level.

Each option grant allows the officer to acquire shares of the Company’s common stock at a fixed price per share (the market price on the date preceding the grant date) over a specified period of time (up to 10 years). The exercisability of these stock options generally vests in equal installments over a five-year period, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company for one or more years during which the option vests, and then only if the market price of the underlying shares appreciates over the option term.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus generally paid by the Company do not exceed this limit. Upon the exercise of nonstatutory stock options the excess of the current market price over the option price (option spread) is treated as compensation and, therefore, it may be possible for option exercises by an officer in any year to cause the officer’s total compensation to exceed $1 million. Under IRS regulations, option spread compensation from options that meet certain requirements will not be subject to the $1 million cap on deductibility, and it is the Company’s current policy generally to grant options that meet those requirements.

Compensation of the Chief Executive Officer

In setting the compensation payable to the Company’s Chief Executive Officer, Michael Flannery, the Human Resources and Nominating Committee has sought to establish a competitive rate of base salary, while at the same time tying a significant percentage of his overall compensation package to stock price appreciation, Company profitability and individual performance.

The Chief Executive Officer’s base salary is established through an evaluation of salaries paid to similarly situated chief executive officers both at companies in the forest products industry that are of comparable size to the Company and at companies in other industries with which the Company competes for executive personnel. These same companies form the peer group for comparative compensation purposes for all other executive officers of the Company. In setting the Chief Executive Officer’s base salary, it is the intent of the Human Resources and Nominating Committee to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. For the 2001 fiscal year, the Chief Executive Officer’s base salary was set approximately at the median level in effect for chief executive officers at the surveyed companies. In February 2001, the Human Resources and Nominating Committee conducted its annual review of Mr. Flannery’s base salary level and increased his base salary by 3.5% effective March 1, 2001. The increase was designed to maintain Mr. Flannery’s base salary at approximately the median level for chief executive officers at the surveyed companies.

The Company did not meet the minimum corporate earnings performance thresholds established under the Executive Compensation Plan for 2001, therefore no cash incentive payments were made to Mr. Flannery for the 2001 fiscal year.

In February 2001, the Human Resources and Nominating Committee granted Mr. Flannery options to purchase 86,000 shares of the Company’s common stock under the Employee Stock Option Plan. The options were based on an evaluation of competitive median grant levels prepared and reported to the Human Resources and Nominating Committee by the independent compensation consulting firm retained by the Company.

In an effort to align shareholders, Mr. Flannery’s interests and long-term commitment to the Company’s success, the Board approved in September 1999 an initiative to increase Mr. Flannery’s stock ownership. The goal of the initiative is for Mr. Flannery to increase his ownership of Company stock over a period of ten years to a number of shares valued at approximately 3 times his base salary. He is encouraged to increase his ownership by doing the following: (i) investing 50% of his after-tax annual bonus in Company common stock; and (ii) after any stock option exercise, retaining at least 50% of the after-tax stock option gain in Company common stock. As part of this initiative, the Board approved the award to Mr. Flannery of restricted stock based on 20% increases in the Company’s stock price as described in Footnote 3 to the Summary Compensation Table.

Human Resources and Nominating Committee
Robert Stevens Miller, Jr., Chairman
Gordon P. Andrews	Robert G. Funari
Kenneth G. Hanna	Charles Crocker

STOCK PERFORMANCE CHART

The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company’s common stock during the five fiscal-year period ended December 31, 2001 with the cumulative total return on the Russell 2001 Index and the Value Line Paper and Forest Products Index for that same period. The comparison assumes $100 was invested on December 31, 1996 in the Company’s common stock and in each of the foregoing indices and assumes reinvestment of dividends.

Comparative Five-Year Total Returns

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Executive Compensation Report and the Stock Performance Chart above shall not be incorporated by reference into any such filings; nor shall such Report or Chart be incorporated by reference into any future filings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended December 31, 2001 with all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than 10% beneficial owners.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with the independent auditors the matters required to be discussed by SAS 61;

•
Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 2, and has discussed with the independent auditors the auditors’ independence;

•
Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission;

•	Reviewed the fees for non-audit services rendered by the independent auditors and has considered whether such services are compatible with maintaining their independence.

The Board of Directors has determined that the members of the Audit Committee are independent. The Audit Committee has adopted a written charter, which it reviews periodically and updates as necessary.

Audit Committee
Charles Crocker, Chairman
Gordon P. Andrews	Robert Stevens Miller, Jr.
David J. Barram	Lionel G. Dodd

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors, upon the recommendation of the Audit Committee of the Board, appointed Arthur Andersen LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2002, subject to ratification by the shareholders at the Annual Meeting. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions. The Board of Directors recommends that the shareholders approve this appointment. However, while recommending this appointment, the Board of Directors will continue to monitor Arthur Andersen’s response to its recent challenges. The Board of Directors and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such change would be in the best interest of the Company and its shareholders. Although this appointment is not required to be submitted to a vote by the shareholders, the Company continues to believe it appropriate, as a matter of policy, to request the shareholders’ ratification.

In addition to its audit services for the annual financial statements, Arthur Andersen LLP provides the Company with non-audit and other services (such as audits of the Company’s employee benefit plans; tax consultation and compliance services; and technical research and technical consultation). The Audit Committee reviews and discusses the scope of these additional services with Arthur Andersen LLP. Based on this review, the committee believes that Arthur Andersen LLP’s provision of its non-audit services is compatible with maintaining its independence.

Fees billed by Arthur Andersen LLP for audit services related to the 2001 fiscal year and other professional services rendered in 2001 were as follows:

Audit fees	$240,000

Financial information systems design and implementation fees	-

All other fees:
Audit related	$161,410
Other	$ 75,920

SHAREHOLDER PROPOSALS

The Company’s bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2003 Annual Meeting of Shareholders, the shareholder’s notice must be received at the Company’s principal executive office no later than January 31, 2003. In addition, any shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2003 Annual Meeting of Shareholders must be received at the Company’s principal executive office no later than November 28, 2002.

SOLICITATION OF PROXIES

The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, officers and other employees of the Company may solicit proxies personally or by telephone. The Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

OTHER MATTERS

The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting. However, if other matters come before the meeting, the persons named in each proxy intend to vote it in accordance with their best judgment.

ANNUAL REPORT–FINANCIAL MATTERS

The Annual Report to Shareholders covering the operations of the Company for the year 2001, including financial statements, is enclosed herewith. Copies of the 2001 Annual Report and Annual Form 10-K may be obtained from Ms. Maria M. Pope, Vice President, Chief Financial Officer and Secretary, Pope & Talbot, Inc., P.O. Box 8171, Portland, Oregon 97207. Copies of the Company’s Annual Form 10-K including financial statements and schedules can also be obtained through the Securities and Exchange Commission’s web site at www.sec.gov, or through our internet home page at www.poptal.com.

By	order of the Board of Directors

/s/	MARIA M. POPE

Vic	e President, Chief Financial Officer
and	Secretary

March 29, 2001

P R 0 X Y
POPE & TALBOT, INC.

Proxy for the Annual Meeting of Shareholders—May 2, 2002

Solicited on behalf of the Board of Directors

The undersigned hereby appoints Charles Crocker, Michael Flannery and Robert G. Funari, jointly and severally, with full power of substitution, proxies of the undersigned, to vote the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Pope & Talbot, Inc. to be held on May 2, 2002 and at any adjournments thereof.

Please mark, sign and date this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope.

<    FOLD AND DETACH HERE    <

Please mark your votes as indicated ☒

	FOR	WITHHOLD AUTHORITY		FOR	AGAINST	ABSTAIN
1.    Authority to vote for the following nominees to the Board of Directors to serve three-year terms, as described in the accompanying Proxy Statement (The Board of Directors recommends a vote FOR ALL nominees)
	☐	☐	2. The proposal to ratify the selection of Arthur Andersen LLP to continue as independent certified public accountants for the year 2002. (The Board of Directors recommends a vote FOR): and	☐	☐	☐

01 LIONEL G. DODD 02 KENNETH G. HANNA 03 ROBERT STEVENS MILLER JR.			3. In their discretion, upon any such other matters as may properly come before the meeting.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

Unless otherwise specified, the proxies are granted the authority to vote for the election of all or any of the nominees for Director and for Proposal 2

Please date, sign and return this proxy in the enclosed envelope.

Signature(s)
Dated: , 2002
Please sign here exactly as names(s) appears(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please indicate.

<    FOLD AND DETACH HERE AND READ THE REVERSE SIDE    <